FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 [Name of Trust]

Fund	FIDELITY MASS MUNI MMKT FUND
Trade Date	1/21/15
Settle Date	2/2/15
Security Name	WESTON MA 5% 2/1/2016
CUSIP	9611652Q9
Price	104.81
Transaction Value	$ 1,317,636.28
Class Size	$ 8,812,000
% of Offering	14.265%
Underwriter Purchased From	Raymond James & Associates, Inc.
Underwriting Members: (1)	Raymond James & Associates, Inc.
Underwriting Members: (2)	Fidelity Capital Markets
Underwriting Members: (3)	Morgan Stanley & Co. LLC
Underwriting Members: (4)	Jefferies LLC
Underwriting Members: (5)	Wedbush Securities Inc.
Underwriting Members: (6)	City Securities Corp.